Exhibit 10.62
CONFIDENTIAL — SPECIAL HANDLING
December 20, 2005
Nicholas J. DeRoma
25 Mead Street
New Canaan, Connecticut 06840
U.S.A.
Dear Mr. DeRoma,
We refer to the letter agreement (the “Letter Agreement”) between you and Nortel Networks Corporation dated September 7, 2005 and accepted by you on September 8, 2005. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Letter Agreement.
Further to our recent conversations, you and the Corporation agree that the Letter Agreement is hereby amended as follows:
1.	Section 2 of the Letter Agreement is deleted in its entirety and replaced with the following:
“2.	Effective as of the close of business on September 9, 2005, your duties as Chief Legal Officer of the Corporation shall cease. All previous external responsibilities which you had will be assumed by other persons designated by the Corporation, including any participation in industry or other associations representing the Corporation. Prior thereto, you will cease to be an officer and/or director of the Corporation and any of the Corporation’s subsidiaries and affiliates and you will sign such documents as may be reasonably required to record these resignations. You will continue to have access to your office to close out your personal and business affairs as needed until and including September 30, 2005. Your employment relationship with the Corporation shall cease at the end of the Salary Continuation Period (as that term is defined in Section 4(a) below).”; and
2.	Section 4(a) of the Letter Agreement is deleted in its entirety and replaced with the following:
“4(a).	pay you the sum of US$43,833 per month, converted to Canadian currency, in the same manner as you were paid immediately prior to September 9, 2005, less appropriate deductions, commencing on September 10, 2005 and terminating on September 9, 2007
William J. Donovan
Senior-Vice President
Human Resources
Nortel
8200 Dixie Road Suite 100 Brampton ON Canada L6T 5P6 T 905.863.1100 F 905.863.8412 E billdono@nortel.com

Mr. Nicholas J. DeRoma December 20, 2005 Page 2
(“Salary Continuation Period”), provided that the Corporation shall pay any such monthly payments then outstanding in a lump sum, which lump sum, less appropriate deductions, will be paid to you on or before March 15, 2006; in the event of your death prior to the conclusion of the Salary Continuation Period, the Salary Continuation payments set forth in this section 4.(a), the Vacation Benefit set forth in section 4.(b) below and the Incentive Award set forth in section 4.(c) below will be made to your spouse, and the event of her death, to your estate;”.
Further, you and we acknowledge and agree that the Letter Agreement, as amended hereby, shall continue in full force and effect and shall continue to be binding on each of us in accordance with its terms. You acknowledge that you have had an adequate opportunity to review and consider the foregoing amendments, including at your discretion, the right to discuss the same with legal counsel of your choice.
Please acknowledge that the foregoing correctly and completely sets forth your understanding of the arrangements, and your acceptance hereof, by signing, dating and returning to me, the attached second copy of this letter.
Yours truly,
/s/ William J. Donovan
William J. Donovan
WJD/jld
For Nortel Networks Corporation

By: /s/ William J. Donovan	/s/ William J. LaSalle

William J. LaSalle
General Counsel — Operations

/s/ Nicholas J. DeRoma
Nicholas J. DeRoma

Dec 20, 2005
Date